                                                                      Exhibit 99
[GRAPHIC OMITTED] neoware                                          PRESS RELEASE



FOR IMMEDIATE RELEASE


                Neoware Q4 Revenues Expected to Exceed Estimates


         KING OF PRUSSIA, PA - July 9, 2002 - Neoware Systems (NASDAQ: NWRE), the leading supplier of award-winning software, services, and solutions for the Appliance Computing market, announced today that its revenues for the fourth quarter ended June 30, 2002 are expected to exceed analyst estimates as a result of strong sales of the Company's products to new and existing customers.

         "Neoware is delivering strong revenue growth and we're seeing increasing demand from customers for our products," stated Michael Kantrowitz, Neoware's President and CEO. "We are seeing concrete results from our alliance with IBM, and are confident that we're building a leadership position in our markets."

         Neoware will announce the exact date and time of its fourth quarter and year-end earnings release and conference call in early August.

                                  About Neoware

         Neoware provides software, services, and solutions to enable Appliance Computing, an Internet-based computing architecture targeted at business customers that is designed to be simpler and easier than traditional PC-based computing. Neoware's software and management tools power and manage a new generation of smart computing appliances that utilize the benefits of open, industry-standard technologies to create new alternatives to personal computers used in business and a wide variety of proprietary business devices. Neoware's products are designed to run local applications for specific vertical markets, plus allow access across a network to multi-user Windows servers, Linux servers, mainframes, minicomputers and the Internet. Computing appliances that run and are managed by Neoware's software offer the cost benefits of industry-standard hardware and software, easier installation, and have lower up-front and administrative costs than proprietary or PC-based alternatives. More information about Neoware can be found on the Web at www.neoware.com or via email at info@neoware.com. Neoware is based in King of Prussia, PA.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expected revenue for the quarter ended June 30, 2002, expected strong revenue growth, increasing demand for our products, results of our alliance with IBM and our leadership position in our market. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in such forward-looking statements include the timing and receipt of orders, the results of the audit of the Company's results for the fiscal year ended June 30, 2002, the timing and receipt of future orders, customers' acceptance of Neoware's Appliance Computing products, pricing pressures, rapid technological changes in the industry, growth of the Appliance Computing market, increased competition, our ability to attract and retain qualified personnel, adverse changes in customer order patterns, adverse changes in general economic conditions in the U. S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-Q for the quarter ended March 31, 2002.

Neoware is a registered trademark of Neoware Systems, Inc. All other names, products, and services are trademarks or registered trademarks of their respective holders.



NEOWARE CONTACT:

Vince Dolan
Neoware Systems, Inc.
610-277-8300
invest@neoware.com